Exhibit 99.1

Contact:

Shelley Boxer, V.P. Finance

MSC Industrial Direct Co., Inc.

(516) 812-1216

Investor Relations: Eric Boyriven/Jim Olecki
Press: Scot Hoffman

Financial Dynamics

(212) 850-5600

FOR IMMEDIATE RELEASE

MSC INDUSTRIAL DIRECT CO., INC. PROMOTES DAVID SANDLER TO

CHIEF EXECUTIVE OFFICER

- Mitchell Jacobson to remain as Chairman of the Board -

Melville, NY, October 27, 2005 - MSC INDUSTRIAL DIRECT CO., INC. (NYSE: MSM), “MSC,” one of the premier distributors of MRO supplies to industrial customers throughout the United States, today announced that the Company’s Board of Directors has promoted David K. Sandler to the position of President and Chief Executive Officer, effective November 9, 2005.  Mr. Sandler currently serves as the Company’s President and Chief Operating Officer.  He succeeds Mitchell Jacobson, who will remain with MSC as Chairman of the Board, continuing to oversee the Company’s strategic direction.

Mr. Sandler has served in his current role as MSC’s Chief Operating Officer since November of 2000.  In this position, Mr. Sandler has been responsible for the Company’s business operations.  Mr. Sandler joined MSC in 1989 as a result of the Company’s acquisition of Dancorp Inc., a New England-based industrial supply distributor, where he had previously served as President and Chief Executive Officer.  Since joining the Company, Mr. Sandler has held a variety of positions with responsibility for all aspects of MSC’s business, including information systems, product management, purchasing, corporate development, human resources, and finance.  He has served as a member of the Company’s Board of Directors since 1999.

Mitchell Jacobson commented, “It is with great pleasure that we announce David’s promotion to CEO.  David has been instrumental in MSC’s operations and financial success.  I can think of no one better qualified to take on this role, and I have complete confidence that he will continue to drive MSC’s success for many years to come.  This transition will not change our operations or strategic vision in any way.   I remain very committed to MSC’s success, and will continue to work actively with the Company’s management team, focusing on MSC’s strategic approach and leveraging my industry relationships for the benefit of the Company, while David will continue to leverage his extensive knowledge of our operations, and his 30 years of industry experience, to ensure that MSC maintains the highest level of execution on its operating strategy.  We congratulate David on his promotion and look forward to his continued success.”

- MORE -

David Sandler added, “I am thrilled to have been given this opportunity, and will continue to work closely with Mitchell and our senior management team to ensure MSC leverages the significant opportunity we have for our future.  MSC has earned a reputation as a premier supplier of MRO products and services committed to the highest levels of customer service and financial performance.  While we have positioned ourselves as a market leader, we are still in the early stages of a long-term growth story.  We are extremely well positioned with a solid balance sheet, excellent cash flow, a unique culture, and significant strategic advantages.  I am excited about our prospects and committed to our continued success.”

MSC Industrial Direct (NYSE: MSM) is one of the premier distributors of MRO supplies to industrial customers throughout the United States.  MSC distributes more than 500,000 industrial products from approximately 2,100 suppliers to approximately 343,000 customers.  In-stock availability is approximately 99% and standard ground delivery is next day to 80% of the industrial United States.  MSC reaches its customers through a combination of more than 28 million direct-mail catalogs, approximately 90 branch sales offices, approximately 500 sales people, the Internet and associations with some of the world’s most prominent B2B e-commerce portals.

CAUTIONARY STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995.  Statements in this Press Release may constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and section 21E of the Securities Exchange Act of 1934, as amended.  Any statements contained herein which are not statements of historical facts and that address activities, events or developments that the Company expects, believes or anticipates will or may occur in the future shall be deemed to be forward-looking statements.  Forward-looking statements are inherently subject to risks and uncertainties, many of which cannot be predicted with accuracy and some of which might not even be anticipated.  Future events, actual results and performance, financial and otherwise, could differ materially from those set forth in or contemplated by the forward-looking statements herein. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof.  The Company undertakes no obligation to release publicly any revisions to these forward looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.  The inclusion of any statement in this release does not constitute an admission by MSC or any other person that the events or circumstances described in such statement are material.  Factors that could cause actual results to differ materially from those in forward-looking statements include, without limitation, changing customer and product mixes, changing market conditions, industry consolidations, competition, general economic conditions in the markets in which the Company operates, rising commodity and energy prices, risk of cancellation or rescheduling of orders, work stoppages or other business interruptions (including due to extreme weather conditions) at transportation centers or shipping ports, the risk of war, terrorism and similar hostilities, dependence on the Company’s information systems and on key personnel, and various other risk factors listed from time to time in the Company’s SEC reports.

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